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Recovery Network, Inc. Appoints Gary Horowitz CEO - Forms
Operating Committee


(Los Angeles, CA, November 3, 1998) - Recovery Network, Inc.
(NASDAQ:RNET) announced today the appointment of Gary Horowitz, President, as Chief Executive Officer.

The company also announced the formation of a New Operating Committee to manage the future growth of the firm. The Committee members are:
Mitchell Sahn, Vice Chairman of the Board of Directors and Chair of the Operating Committee, Gary Horowitz, President and CEO, John Wheeler, Sr. VP Operations, Sandra Eddy, VP Marketing, Michael Clark, Vice President of Finance and Tracy Neal, Counsel.

Bill Moses, who will remain Chairman of the Recovery Network, said, "As a founder of Recovery Network Inc., I am proud of the company's progress thus far. But we are now at a critical juncture where it is essential to have a team of experienced executives in order to progress to the next level." "We have assembled a team of strong individuals whose experience comes from Wall Street, cable television programming and operations, media, marketing and financial industries. The collective strengths of these individuals will make it possible for the company to achieve our long term goals," Moses added.

Recovery Network, Inc. utilizes it's cable television network and radio, as well as Internet and platforms to deliver social and behavioral health care into the privacy of one's own home.

Besides it's cable television network, the Company has as Internet joint venture, Recovery Interactive, with TCI On line Holdings, a Liberty Media Company and FHC Health Care Systems through it's FHC Internet Services Division. In addition, Recovery Network, Inc. produces Recovery Talk Radio, which airs a variety of shows dedicated to recovery that airs nationwide, seven days a week.

  The Recovery Network is located on the World Wide Web at http:///www.recoverynetwork.com

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Note to Investors
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     Forward-looking statements in this release are based on
information available to the Company on the date hereof. The Company's actual results could differ materially from those stated or implied by such forward-looking statements. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's fiscal 1998 SEC Form 10-K and Form SB-2 (filed on October 27, 1998).